Exhibit 10.2

AMENDATORY AGREEMENT

AMENDATORY AGREEMENT (this “Amendment”), dated as of July 12, 2019, to the Amended and Restated Employment Agreement, dated as of August 31, 2016, and as further amended (the “Employment Agreement”), between Tower Automotive Operations USA I, LLC, a Delaware limited liability company (the “Company”), and Jeffrey Kersten (the “Employee”). (The Company and the Employee are each a “Party” and, collectively, the “Parties”.)

RECITALS:

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated July 12, 2019, by and among Tower International, Inc., a Delaware corporation (“Tower”), Autokiniton US Holdings, Inc., a Delaware corporation (“Parent”), and (iii) Tiger Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) ( the “Merger Agreement”), Merger Sub will commence a cash tender offer (the “Offer”) to purchase any and all of the outstanding shares of common stock of Tower, par value $0.01 per share on the terms set forth in the Merger Agreement and, if such Offer is consummated, Merger Sub will merge with and into Tower (the “Merger”), with Tower surviving the Merger as a direct, wholly owned Subsidiary of Parent;

WHEREAS, the Company desires to enter into this Amendatory Agreement in order to induce the Employee to remain employed with the Company in light of the Merger; and

WHEREAS, the Parties desire to amend the Employment Agreement to clarify that “Good Reason” thereunder will exist if, as a result of a “Change in Control” (as defined therein), the Employee ceases to be the Chief Financial Officer of a company whose common stock is publicly traded;

NOW, THEREFORE, in consideration of the premises set forth in the above Recitals and other good and valuable consideration, the Parties hereby agree as follows:

1.    The next to last paragraph of Section 5.3(e) of the Employment Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding anything contained in this Agreement to the contrary, “Good Reason” shall be deemed to exist if, in connection with or following a Change in Control, Tower’s common stock ceases to be publicly traded on a national securities exchange (unless the Employee becomes (or continues as) the Chief Financial Officer of the ultimate parent entity of, or successor to, Tower, and the common stock of such parent entity or successor, as applicable, is publicly traded on a national securities exchange).”

2.    Miscellaneous. This Amendment, together with the Employment Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No amendment or waiver of any provision of this Amendment shall be valid unless the same shall be in writing and signed by each Party bound thereby. This Amendment may be executed by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or pdf email transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment effective as of the day and year first above written.

TOWER AUTOMOTIVE OPERATIONS USA I, LLC

By:	/s/ James C. Gouin
Name:	James C. Gouin
Title:	President and CEO

/s/ Jeffrey Kersten
Jeffrey Kersten

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